Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267784), and Form S-8 (Nos. 333-259736, 333-266807, 333-270725 and 333-278351) of Brilliant Earth Group, Inc. of our report dated March 13, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Denver, Colorado
March 13, 2025